May 17, 2010

Dear Investor,

We are pleased to announce that on April 15, 2010, we closed on the sale of the Hopkins Building, an office building owned in the Behringer Harvard Mid Term Value Enhancement Fund I LP (the "Fund"), for a contract sales price of approximately $2.9 million, exclusive of closing costs. With the successful sale of this asset, management of the Fund has determined to distribute virtually all the net sales proceeds of approximately $2.7 million to our unit holders of record as of May 17, 2010, via a special distribution of $0.63 per unit. For units originally purchased at $10 per unit, this represents approximately 6.3% of your original invested capital. For federal income tax purposes, we expect all of the distribution to qualify as a return of capital and thus should be a tax free distribution. Final tax information on this sale and distribution will be included in the tax reports we issue for calendar year 2010. This special distribution is being paid by check, accompanying this letter, or by electronic funds transfer on or around May 25, 2010, if you have elected this form of delivery.

Including the distributions associated with this property that you have received since its acquisition, the special distribution you are about to receive represents an approximate full return of our invested capital in this property.

As is customary in a direct investment real estate fund, as the general partners execute the sale and disposition of the Fund's assets, the estimated value per unit is reduced by the amount of the special distributions that represent distributable sales proceeds. With this $0.63 per unit distribution, the current estimated per unit valuation of $7.09 has been adjusted to $6.46 per unit, which is currently reflected on-line if you access your account electronically, and will be reflected in your second quarter statement mailed in July 2010. This estimated value may not reflect the amount you would obtain if you were to independently sell your units or if we liquidated our assets. For a detailed description of the valuation methodologies used by the general partners and other limitations related to the estimated valuation, please refer to the Current Report on Form 8-K filed by us with the Securities and Exchange Commission on January 14, 2010. A copy of the Form 8-K is available without charge at the SEC's website, www.sec.gov, or at www.behringerharvard.com.

The Behringer Harvard Mid Term Value Enhancement Fund portfolio, which at full investment consisted of six properties, now consists of four properties: the Tucson Way property in Denver, Colorado, and the Parkway Vista, ASC Building and 2800 W. Mockingbird properties in Dallas, Texas. The upcoming first quarter newsletter will provide an update on the Fund's portfolio and the leasing activity in progress as of the date of this letter.

With the previous sale of the Mid Term Fund's Northpoint property and now with the sale of the Hopkins Building, there are obviously fewer properties to support the Fund's fixed expenses and regular monthly distributions. Generally, when a fund such as ours enters its liquidation phase, distributions cease as buildings are sold and net sales proceeds are distributed to unit holders. Because we still have four assets substantially leased, even though we still have the same fixed level fund general and administrative expenses, the general partners have determined that a cessation of distributions is not warranted at this time, and the Fund can sustain distributions at a 3% annualized equivalent rate based on a $10 per unit investment. This new distribution rate will be effective June 1, 2010, and represents close to a 5% annualized distribution rate on the remaining estimated unit value of $6.46 per unit. The general partners are also taking this step to conserve cash for the capital needs of the remaining properties, such as tenant improvements and lease concessions, as we prepare them for future sale and cash distribution to fund unit holders. The new distribution rate will be reflected in the check and electronic transfer payments made in early July 2010.

15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
www.behringerharvard.com
Main: 866.655.3650 (toll-free)
Fax: 866.655.3610 (toll-free)

BEHRINGERHARVARD

We appreciate your continued support of the Mid Term Value Enhancement Fund I LP.

Sincerely,

Robert S. Aisner
President and CEO
Behringer Harvard Advisors I LP, Co-General Partner

Robert Behringer
General Partner and Chairman,
Behringer Harvard Advisors I LP